Exhibit e(2)



                                 THE WEISS FUND

                                   ADDENDUM TO
                             DISTRIBUTION AGREEMENT

                        Weiss Millennium Opportunity Fund
                           Class A and Class S Shares


         AGREEMENT made as of the 29th day of June, 1999, by and between The Weiss Fund (the "Trust") and Weiss Funds, Inc. (the "Distributor").

         WHEREAS, the Trust is registered as an open-end investment company under the Investment Company Act of 1940, as amended, and consists of one or more separate investment portfolios, as may be designated from time to time; and

         WHEREAS, the Distributor serves as the Trust's distributor pursuant to a Distribution Agreement dated as of January 16, 1996 (the "Agreement"); and

         WHEREAS, the Trustees of the Trust, at a meeting held on April 27, 1999, duly approved an amendment to the Agreement to include the Class A and Class S shares (the "Shares") of Weiss Millennium Opportunity Fund (the "Fund"); and

         WHEREAS, the Shares were established and designated by the Board of Trustees of the Trust by written consent made effective as of the date that the Registration Statement for the Fund was filed with the Securities and Exchange Commission in accordance with Rule 485(a)(1) under the Securities Act of 1933.

         NOW THEREFORE, the Trust and the Distributor hereby agree as follows:

                  Effective as of June 29, 1999, the Agreement shall relate in all respects to the Shares, in addition to the classes of shares of the Funds and any other series of the Trust specifically identified in the Agreement and any other Addenda thereto.

         IN WITNESS WHEREOF, the Trust and the Distributor have adopted this Addendum as of the date first set forth above.

                                            THE WEISS FUND



                                            By:      /S/ JOHN N. BREAZEALE
                                                 John N. Breazeale, President

                                            WEISS FUNDS, INC.



                                            By:      /S/ JOHN N. BREAZEALE
                                                 John N. Breazeale, President